Exhibit 99.1

TELA Bio Reports Second Quarter 2025 Financial Results

MALVERN, PA, August 11, 2025 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the second quarter ended June 30, 2025.

Recent Highlights

•	Delivered revenue of $20.2 million in the second quarter 2025, representing growth of 26% over the prior year period and sequential growth of 9% over the first quarter of 2025;

•	Increased demand for OviTex® and OviTex PRS Reinforced Tissue Matrix products during the second quarter, resulting in year-over-year revenue increase for each product of approximately 12% and 53%, respectively;

•	Appointed Jeffrey Blizard as President, effective June 2025, to strengthen commercial leadership and drive consistent performance in sales execution as the Company enters its next phase of growth;

•	Announced European commercial launch of OviTex Inguinal for robotic and laparoscopic inguinal hernia repair, marking a continued expansion of the Company’s European footprint; and

•	Reiterated full year 2025 revenue guidance of $85.0 million to $88.0 million, representing 23% to 27% year-over-year growth.

“We are at a pivotal inflection point for TELA, having built an exceptional foundation with an innovative product portfolio, compelling clinical data, and a refined approach to our sales force in the field,” said Antony Koblish, Co-Founder and Chief Executive Officer of TELA Bio. “With the addition of Jeff Blizard, we have brought world-class leadership to our commercial team, with a track record of driving significant revenue growth. Under Jeff’s leadership, we are optimizing our existing talent through enhanced territory management and strategic resource allocation, while investing in medical education and market access capabilities that empower surgeons and patients and create an ecosystem to foster sustainable growth. Our entire team is energized by the transformative opportunities ahead, and I remain incredibly excited about the future of this organization."

Second Quarter 2025 Financial Results

Revenue was $20.2 million in the second quarter of 2025, an increase of 26% compared to the same period in 2024. The increase was primarily due to an increase in unit sales, primarily attributable to the addition of new customers, growing international sales, and the U.S. launch of a new, larger-sized OviTex PRS configuration. This growth was partially offset by a decrease in average selling prices for our hernia products caused by product mix as the share of smaller-sized units increased following the introduction of robotically compatible OviTex IHR and our increased focus on growing market share in high-volume minimally invasive and robotic procedures. In addition, we experienced normalized procedural volumes during the second quarter of 2025, as opposed to the second quarter of 2024, where multiple cybersecurity events substantially reduced surgeries at certain customer facilities.

Gross profit was $14.1 million in the second quarter of 2025, or 69.8% of revenue, compared to $11.1 million, or 68.8% of revenue, in the same period in 2024. The increase in gross margin was primarily due to a lower charge for excess and obsolete inventory as a percentage of revenue.

Operating expenses were $23.2 million in the second quarter of 2025, compared to $22.6 million in the same period in 2024. The increase was due to higher commission costs on an increased revenue base, higher study and outside development costs, and increased professional fees, which were partially offset due to lower compensation and benefits from a lower headcount resulting from efficiency efforts.

Loss from operations was $9.1 million in the second quarter of 2025, compared to a loss from operations of $11.6 million in the same period in 2024.

Net loss was $9.9 million in the second quarter of 2025, compared to a net loss of $12.6 million in the same period in 2024.

Cash and cash equivalents on June 30, 2025, totaled $35.0 million.

2025 Financial Guidance Reiterated

•	Full year 2025 revenue is projected to range from $85.0 million to $88.0 million, representing growth of 23% to 27% over full year 2024.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Monday, August 11, 2025 to discuss its second quarter financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2025. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, increasing market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$34,977	$52,670
Accounts receivable, net of allowances of $263 and $275	11,236	10,098
Inventory	11,371	12,781
Prepaid expenses and other current assets	3,161	2,522
Total current assets	60,745	78,071
Property and equipment, net	2,167	2,341
Intangible assets, net	1,549	1,739
Right-of-use assets	1,616	1,738
Other long-term assets	1,131	2,276
Deferred tax asset, net	64	140
Restricted cash	265	265
Total assets	$67,537	$86,570

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,741	$2,147
Accrued expenses and other current liabilities	13,987	13,451
Current portion of long- term debt	3,333	—
Total current liabilities	19,061	15,598
Long-term debt	38,051	41,124
Other long-term liabilities	1,241	1,390
Total liabilities	58,353	58,112

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 39,584,178 and 39,395,712 shares issued and outstanding at June 30, 2025 and December 31, 2024, respectively	40	39
Additional paid-in capital	388,968	387,059
Accumulated other comprehensive income	93	90
Accumulated deficit	(379,917)	(358,730)
Total stockholders’ equity	9,184	28,458
Total liabilities and stockholders’ equity	$67,537	$86,570

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue	$20,197	$16,091	$38,717	$32,694
Cost of revenue (excluding amortization of intangible assets)	5,997	4,923	11,910	10,095
Amortization of intangible assets	95	95	190	190
Gross profit	14,105	11,073	26,617	22,409
Operating expenses:
Sales and marketing	16,857	16,699	33,465	34,219
General and administrative	4,126	3,621	7,962	7,450
Research and development	2,203	2,323	4,743	4,716
Total operating expenses	23,186	22,643	46,170	46,385
Other operating income:
Gain on sale of product line	—	—	—	7,580
Loss from operations	(9,081)	(11,570)	(19,553)	(16,396)
Other (expense) income:
Interest expense	(1,188)	(1,331)	(2,407)	(2,663)
Other income	379	301	858	798
Total other expense, net	(809)	(1,030)	(1,549)	(1,865)
Loss before income tax expense	(9,890)	(12,600)	(21,102)	(18,261)
Income tax expense	(33)	—	(85)	—
Net loss	$(9,923)	$(12,600)	$(21,187)	$(18,261)
Net loss per common share, basic and diluted	$(0.22)	$(0.51)	$(0.47)	$(0.74)
Weighted average common shares outstanding, basic and diluted	45,365,325	24,663,234	45,316,444	24,621,310
Comprehensive loss:
Net loss	$(9,923)	$(12,600)	$(21,187)	$(18,261)
Foreign currency translation adjustment	2	1	3	7
Comprehensive loss	$(9,921)	$(12,599)	$(21,184)	$(18,254)